Exhibit 99.1

March 22, 2022

To the stakeholders of Steel Partners Holdings LP:

For Steel Partners, 2021 was a year of patience, perseverance, and building upon our culture and shared Core Values, all with the backdrop of the continued COVID pandemic.

We are concerned about the Russian invasion of Ukraine. We are monitoring the economic consequences of the war and complying fully with all government sanctions. We grieve for those that are suffering as a result of the violence, and we remain hopeful for a swift resolution.

During 2021, our focus on health and safety did not waver, as we navigated multiple spikes of the COVID pandemic. We have followed the guidance of experts to help keep our employees and their families safe. And, we have tried to balance caution with our human need for connection and a bit of normalcy. Our businesses continue to have a hybrid approach to work based on location, job function, and the COVID situation.

As we emerge from the pandemic, many industries are experiencing raw material shortages, disrupted supply chains, increasing costs for materials, and labor shortages. Our management team has worked to reduce the operational risk to ensure we can service our customers and deliver quality products and services. Our costs have been changing and increasing, and we are working aggressively to recover these costs from our markets and customers.

We streamlined our Corporate departments as part of our Continuous Improvement Plan, and we continued to have significantly less indirect spend. We also modified the footprint of our offices, which reflects the continued hybrid work we expect in the future.

Overall, 2021 was very good for us at Steel Partners. Our efforts to deliver value for our unitholders have paid off, and we have seen this reflected in the unit price. Thank you all for hanging in there with us when the market was at the pandemic lows, and we look to continue the positive momentum.

1 | Page

Core Values: At Steel Partners, our culture and Core Values of Teamwork, Respect, Integrity, and Commitment guide us, and our culture defines us as a team. Our Core Values and principles apply both on and off the field, and they bring us together with our co-workers, families, and communities.

This year, we ran a contest where employees would nominate a co-worker for demonstrating one of our Core Values. We had around 4,300 employees participate and submit approximately 5,000 nominations. We randomly selected a winning nomination for each Core Value and rewarded both the nominee and nominator with $5,000 each as a thank you.

We selected our fourth and final winner on what would have been Tommy Lasorda's 94th birthday. Each location held a celebration for all employees to celebrate our Core Values, and we were able to award every employee with an additional day of paid time off.

The program was a huge success, and we look forward to having even more participants and nominations in this year's Core Values contest.

Kids First Purpose: Last year, we formalized our shared purpose to forge a path of success for the next generation by putting kids first, instilling values, building character, and teaching life lessons through sports. As part of the roll-out through the organization, I held town hall meetings, both in-person and virtually, with all our businesses to encourage everyone to get involved by participating in training.

This past year, the team at Steel Sports provided cultural, coaching, leadership workshops, and sports camps for Steel Partner employees and their kids. We also worked to provide coaching clinics within the communities where our businesses are located.

Most impressively, we had 800 employees complete the Foundation of Positive Coaching 1 course. The lessons learned through this program make us better leaders both at work and in our communities.

This year our leadership teams were evaluated, and part of their compensation was determined by the impact their organizations had on their local kids and communities through coach education, sports programming, and social impact programs.

When my son started to play organized sports, I volunteered to help coach. I may not have known what it takes to be a great baseball player, but I knew I could help the kids to have a positive experience and learn life lessons.

2 | Page

Now we turn our attention to certifying our new coaches and incentivizing them to coach in their local community. We provide Steel Sports sponsorships to local organizations where our employees are coaches and volunteers. We have made the coaching system available free of charge to local organizations where our employees are coaches and their children participate. We provide flex time for ALL EMPLOYEES who coach youth sports and become "Steel Sports" certified coaches to allow working-time flexibility to attend practices, games, and tournaments.

We call our Steel Sports coaching system, The Lasorda Way. The Lasorda Way formalizes my dear friend and mentor, Tommy Lasorda's philosophies, teachings, and "YOU GOTTA BELIEVE" spirit. Steel Sports immerses our kids and coaches in Tommy's principles by training our coaches and leaders and developing relationships with the kids based on our Core Values. When we talk about what we learn from sports or why we want children to participate in sports, we often hear about the values we want to instill. These same values make successful leaders, teammates, and co-workers. By building character, our athletes will become the pipeline for our future Steel team members and leaders with persistence, grit, and a growth mindset.

FINANCIALS

For the year ended December 31, 2021, Steel Partners' revenue increased to $1.5 billion, compared to $1.3 billion in 2020. Income before income taxes and equity method investments was $200.9 million, compared with $125.4 million in 2020. Net income attributable to the Company's common unitholders for the year was $131.4 million, or $4.97 per diluted common unit, compared with $72.7 million, or $1.65 per diluted common unit in 2020. The results reflect higher sales volumes across all segments, primarily due to the economic recovery from COVID.

Steel Partners generated $259.8 million of adjusted EBITDA in 2021, compared to $213.7 million in 2020.

As of December 31, 2021, total debt was $271 million, a decrease of $63.1 million, compared to December 31, 2020. As of December 31, 2021, net debt, which also includes our pension and preferred unit liabilities, less cash, and investments, totaled $225.1 million, a decrease of $129.8 million, compared to December 31, 2020. We acquired 1,894,297 common units in 2021 for a total of $45 million, and capital expenditures totaled $52 million.

The Company had $321 million in available liquidity under its senior credit agreement, as well as $16.8 million in cash and cash equivalents, excluding WebBank cash, and $261.1 million in marketable securities and long-term investments. The Company amended and extended the credit agreement with a syndicate of banks led by PNC Bank, National Association. The new five-year, $600 million revolving credit facility covers substantially all entities, with the exception of WebBank. The credit facility includes a $50 million sub-facility for swing line loans, a $50 million sub-facility for standby letters of credit, and a $75 million foreign currency sub-limit. Additionally, under certain circumstances, the Company is permitted to increase the facility by at least $300 million.

3 | Page

Total leverage (as defined in the Company's senior credit agreement) was 1.6x as of December 31, 2021 versus 2.4x as of December 31, 2020.

The book value per unit was $28.94 on December 31, 2021, compared to $25.44 as of December 31, 2020.

PENSION

We closely manage our pension plan through our Pension Investment Committee, and we continue to thank David Clay for his diligence in keeping our pension investments on track. In 2021, the pension asset value increased by $52 million. Over the prior three years, our pension returns have been 14.2% in 2021, 18.6% in 2020, and 15.6% in 2019.

As of December 31, 2021, the Company's net pension liability is $82.4 million, down from $183.5 million in 2020. In 2021, the Company contributed $41.4 million in cash, including the $27.4 million deferred from 2020. The main driver of the decrease in the net pension liability besides the Company contribution was the overall performance of the pension assets.

ACQUISITIONS & DIVESTITURES

OMG, Inc. divested its edge metal business in February 2021 for $16 million. The edge metal product line included a variety of engineered fascia, coping, water control systems, and related accessories for commercial roofing applications. The divestiture enables OMG to focus on the core strengths in induction fastening, mechanical fastening, and adhesive, drain, and solar technologies. We want to thank our colleagues from the EdgeSystems business unit for their contributions to OMG, and we wish them well in the future.

Steel Excel, Inc. acquired the remaining shares of iGo, Inc. that it did not already own at a price of $5.50 per share for a total of $8.6 million. Steel Excel merged with iGo on January 14, 2022, and iGo is now an indirect wholly-owned subsidiary of Steel Excel.

4 | Page

UNIT REPURCHASES

We have been using our liquidity to pay down debt and repurchase our units. Our Board of Directors has approved the repurchase of up to 7.6 million units, which includes the additional 1.1 million units approved in November 2021. Since 2016, we have purchased 6.5 million units for $109.8 million at an average price of $16.83/unit under the current repurchase program.

INVESTMENT UPDATES

AEROJET ROCKETDYNE (FORMERLY GENCORP)

Aerojet Rocketdyne Holdings, Inc. (NYSE: AJRD), www.rocket.com, is an innovative technology-based manufacturer of aerospace and defense products and systems, with a real estate segment that includes activities related to the entitlement, sale, and leasing of the company’s excess real estate assets.

We are a long-term shareholder of Aerojet Rocketdyne, currently holding 4.9% of outstanding shares and have spent the past 15 years supporting Aerojet Rocketdyne’s efforts to evolve and produce enhanced value.

Since we received representation on the board, I am proud that the company’s shares have appreciated nearly 250%, representing significant value creation for our fellow shareholders. We have helped diversify revenue streams, execute strategic acquisitions such as Rocketdyne in 2013, Coleman Aerospace in 2017, and 3DMT in 2019, divest of underperforming units, refinance debt, and return cash to shareholders at the appropriate times through both stock buybacks and dividends.

In December 2020, Lockheed Martin, the world’s largest defense company by sales, announced plans to buy Aerojet Rocketdyne to add the company’s expertise in building rocket motors to its own missile and space systems. In January, the Federal Trade Commission announced that they believed the combination could hinder competition and filed a lawsuit to block the deal, causing Lockheed Martin to abandon the deal a few weeks later.

In an effort to ensure continued value creation at Aerojet Rocketdyne as a standalone public company, we nominated a slate of seven director candidates – including four sitting Aerojet Rocketdyne Board members – for election at its 2022 Annual Meeting of Shareholders.

5 | Page

STEEL CONNECT

Steel Connect, Inc. (NASDAQ: STCN), www.steelconnectinc.com, provides services through its wholly-owned subsidiary, ModusLink Corporation. Our initial investment in Steel Connect was made on June 13, 2012. For fiscal year 2021, Steel Connect's consolidated revenue was $613.8 million, which included IWCO Direct. We currently own 50% of the company, including our investment in convertible preferred units and convertible debt. I continue to be Interim CEO.

On November 19, 2020, the Steel Partners' Board of Directors sent a letter to Steel Connect setting forth a non-binding expression of interest to acquire all the outstanding shares of Steel Connect common stock not already owned by Steel Partners and our subsidiaries. The Steel Connect board of directors has formed a special committee of directors who have hired independent financial advisors and legal counsel.

IWCO Direct was unable to recover from the multiple headwinds it faced from the pandemic, being over-leveraged, the maturity of the debt, and overall poor performance.

Beginning in the second quarter of 2020, with the shutdown of the US economy due to the pandemic, IWCO’s business was significantly and adversely affected by a material reduction in customer mailing activities. Against this background, Steel Connect held extensive discussions with Cerberus about amending and extending IWCO’s credit facility with Cerberus, under which there was approximately $361 million outstanding that was scheduled to mature in December 2022.

Steel Connect’s board also considered a range of strategic options to address the impending maturity. In mid-January 2022, it became apparent that it would not be possible to extend or refinance the credit facility prior to its maturity. In addition, short-term funding under the revolving credit facility became unavailable. IWCO was in the process of implementing a competitive improvement plan (CIP) intended to address the changing requirements of its customers and markets. Despite initial favorable outcomes and improved prospects from the CIP, Steel Connect was unable to identify alternatives to refinance IWCO’s indebtedness given the magnitude of that indebtedness relative to the performance of IWCO’s business and the early stage of the CIP.

In light of these developments, the board of Steel Connect determined that it was in the best interests of Steel Connect’s shareholders to pursue an orderly disposition of IWCO to the Cerberus-led investment group. Although the board considered other alternatives for IWCO, the board concluded that such alternatives would not be viable. Steel Connect did not receive consideration from Cerberus in exchange for the disposition of IWCO.

6 | Page

I want to thank John Ashe and Sarah Corrigan for stepping in and doing a great job in the face of much adversity. They transformed the IWCO culture, leadership, technology, and footprint. We also want to send our best wishes for success to all our former associates at IWCO.

ModusLink, www.moduslink.com, is a wholly-owned subsidiary of Steel Connect and provides supply chain and eCommerce solutions to help customers across a diverse range of industries, including semiconductors, consumer electronics, telecommunications, computing & storage, software & content, consumer packaged goods, medical devices, retail & luxury, and connected devices.

Fawaz Khalil is President & CEO since June 2020. Based on his process-driven leadership, ModusLink is now in its second (fiscal) year of its strategic plan, focusing on and making strides towards top-line sales growth from new and existing customers and cost management and reductions delivering profitable bottom-line results. On the base business front, due to the nature of its Supply Chain business, certain of the company's clients, particularly in the semiconductor and consumer electronics segments, face headwinds due to the global supply constraints impacting their business. These headwinds are somewhat offset by the tailwinds of our home healthcare and genealogy test kit customers, many of which were onboarded as a direct result of COVID testing demand.

Additionally, ModusLink has invested in commercial and operational talent over the last year to drive retention and growth of current customers while pursuing new logo account acquisition.

BUSINESS UNIT UPDATES

We manage Steel Partners through three business segments for reporting purposes: Diversified Industrial, Energy & Sports, and Financial Services. Steel Partners has approximately 4500 employees in 61 locations in five countries.

Steel Sports, www.steelsports.com, is a social impact organization dedicated to developing a kids' first mindset, teaching life lessons, and building character through youth sports. Ten years ago, we created our Steel Sports business to have a positive social impact by creating better athletes and better people. Our Steel Sports coaching system, The Lasorda Way, formalizes Tommy's teachings. When we talk about what we learn from sports or why we want children to participate in sports, we often hear about the values we want to instill. These same values make successful leaders. The goal for having a child participate on a team is to help develop empathy, kindness, inclusion, perseverance, and resilience. By building future leaders with grit and a growth mindset, we create a brighter future for us all. We aim to be the gold standard in youth sports and teach our Core Values of Teamwork, Respect, Integrity, and Commitment.

7 | Page

Martin Brown has been President since June 2020. He has 20+ years of experience in the industry. Martin and his leadership team have restructured the organization coming out of the pandemic to focus on the Teams, Programming and Experience products, Social Impact programs, and the Steel Sports Coaching System's continuous improvement while building a culture of ONE STEEL.

In 2021, Steel Sports positively impacted over 75,000 kids and were able to tell this story to over 100,000 followers on social media, including having the most athletes ever participating in our teams' product in soccer, baseball, and softball, which had a 25% growth rate.

Lasorda Legacy Park:

Lasorda Legacy Park, formerly known as Baseball Heaven, was dedicated in October 2021. Lasorda Legacy Park is a state-of-the-art baseball and softball facility home to Team Steel NY, the National Youth Baseball Championships, and dozens of baseball and softball tournaments where over 250,000 families attend per year.

8 | Page

Lasorda Legacy Park is a place where kids, coaches, and families can build their legacy through Tommy's 'You Gotta Believe' philosophy. We will honor Tommy's vision that providing a positive and fun environment is essential to keeping kids in sports so they can gain the character traits that make them successful in all walks of life.

Tommy was more than a Hall of Fame Manager. He was a husband, father, friend, mentor, icon, American Treasure, baseball’s ultimate ambassador, and inspiration to so many. He taught us about teamwork, where you play for the name on the front of the jersey, not the back. Tommy’s legacy lives on at Lasorda Legacy Park and wherever kids who believe in themselves play.

Paralympic Partnership:

Steel Partners sponsored Morgan Stickney, a two-time gold medalist swimmer from the 2021 Paralympics in Tokyo. Morgan's life is a series of extraordinary achievements. She is an inspiration to children of all abilities and embodies our core values of Teamwork, Respect, Integrity, and Commitment. Steel Partners and Steel Sports were proud to support Morgan in her Paralympic journey.

9 | Page

Morgan has a remarkable story. She grew up in Bedford, New Hampshire, and was one of the top-ranked swimmers in the United States, widely hailed as a future Olympian. Those plans were derailed by a foot injury, followed by the diagnosis of a rare vascular disease, leaving her in near-constant pain and an opioid-induced fog. She made the heartbreaking decision to amputate one leg and then the other. She learned how to walk and swim, all over again—twice. Despite significant obstacles, Morgan didn't give up on her dreams of competing on the world stage. She continued training and, soon, racing.

As part of the new partnership, Morgan has spoken to our leadership team, our Steel Sports' athletes, and their parents about her journey as an athlete and activist and how life lessons learned through sports like grit and perseverance helped her overcome obstacles and succeed as a Paralympian. Morgan also joined the Steel Sports National Advisory Board with Julie Foudy, Nancy Lieberman, Dusty Baker, Bobby Valentine, Eric Karros, Ziarra King, and more.

WebBank, www.webbank.com, ("the Bank") is a Utah chartered Industrial Bank headquartered in Salt Lake City, Utah. We are excited to celebrate the Bank's 25th year in existence in May 2022, founded in 1997. From its humble beginnings when Steel Partners purchased the company and capitalized it with $4.5 million of initial shareholders equity in 1997, we have grown into a bank with a diversified customer and product base, growth mindset, and profitable business model. We are proud that the Bank has originated and funded over $147 billion in consumer and commercial credit products since inception, helping millions of people and small businesses receive affordable credit products. As "The Bank Behind the Brand®," WebBank is a national issuer of consumer and small business credit products through Strategic Partner (Brand) platforms, which include retailers, manufacturers, finance companies, software as a service ("SaaS"), and financial technology (FinTech) companies. The Bank is a leading player in the digital lending space, driving innovation in financial products through embedded finance with Strategic Partner platforms.

WebBank engages in a full range of banking activities, including consumer and commercial loan products, revolving lines of credit, credit cards, private-label card issuance, auto-refinancing, deposits, and more. The Bank provides capital in asset-backed lending and other credit facilities to Strategic Partner platforms, credit funds, and other lenders with a targeted focus on specialty finance assets. The Bank is also a leading provider of commercial insurance premium finance products through its wholly-owned subsidiary, National Partners.

Jason Lloyd is the President of WebBank. Jason has been instrumental in executing the Bank's business plan since joining over 12 years ago.

10 | Page

At the beginning of 2021, the Bank originated an additional $1 billion in PPP loans, bringing the total amount of PPP loans originated by WebBank to approximately $3.1 billion. The Bank implemented a record number of new Strategic Partner platforms and hired over 80 new employees last year, which has set the foundation for continued long-term growth in partners, products, and asset growth. WebBank experienced a record year in earnings, and it had $1.46 billion in total assets as of December 31, 2021.

Steel Energy, www.steelenergyservices.com, is a portfolio of energy companies providing well servicing rigs for workover & completion, well logging & pump-down perforating, and well testing & flow-back operations in the Bakken and Permian basins.

Stewart Peterson has been the President of Steel Energy since 2016 and has been with the business since it acquired Black Hawk Energy Services in 2013. He has over 45 years of experience in the oil & gas industry. Stewart and his leadership team have built a solid culture of safety and quality that starts with its people. The people of Steel Energy are the focus and will continue to be the key differentiator from their competition.

2021 was a year of rebound and recovery for Steel Energy after the lingering effects of COVID-19 that severely disrupted the oil & gas industry the previous year. Steel Energy reacted quickly and reintroduced its idle assets back into the marketplace. Steel Energy's rig production increased significantly in Q1, and those production levels continued throughout the year. Steel Energy's resiliency has proven to be a strong differentiator amongst the competition.

DIVERSIFIED INDUSTRIALS

Dunmore, www.dunmore.com, is a developer and manufacturer of performance coated, laminated, metalized film, and other thin engineered materials. Dunmore generates revenue in various markets, including aerospace, product identification, labels, imaging materials, solar, building materials, and specialty packaging.

Phil LaFata is President of Dunmore. Previously, he was COO of General Formulations. He had led Monza, a performance-film startup, and held several leadership roles at Arlon, a one-time Steel Partners business unit.

In 2021, Dunmore strategically rebuilt its Finance, Commercial, and Technical teams to better position the business to accelerate New Business and drive Earnings growth.

The business shifted its focus away from high volume, less desirable margin Toll Coating business towards growth in its robust Aerospace, Tapes & Labels, and Custom Film segments.

11 | Page

The Aerospace business experienced significant revenue and gross margin growth in 2021, with lower demand in the aircraft market offset by aggressive growth in films for Space applications. The Tapes & Labels, Insulation, and Custom Films market experienced substantial growth in both volume and revenue throughout 2021. These factors led to strong year-over-year earnings growth.

Dunmore is driving innovations in aerospace, insulation, flexible packaging, and custom coated products to accelerate revenue growth and further reduce dependency on its Toll Coating solutions business.

HandyTube, www.handytube.com, is a premium manufacturer of seamless tubing used in aerospace & defense, medical, oil & gas, and industrial markets for the flow of gas, steam, and liquid in harsh environments.

Lisa Presutti is President of HandyTube. Lisa was previously at IDEX Corporation, where she was General Manager at their Aegis Flow Technologies business.

HandyTube is organized with an emphasis on three core markets- Energy, Life Sciences and Analytics, and Aerospace & Defense- which has attracted new growth in these spaces. Future growth is primarily driven by expansion into Space Exploration, Alternative Energy, and Analytical applications, more than offsetting the decline in commercial aerospace manufacturing since the pandemic's start.

Indiana Tube, www.indianatube.com, is a diversified solution provider and manufacturer of low carbon mechanical grade welded steel tubing used in essential industries worldwide. ITC products are used in various fluid or gas carrying and premium structural applications for Automotive, Large Trucks, Heavy Equipment, Oil & Gas, Agriculture, Heating & Air, Refrigeration, and Specialty Fabricator Industries.

Ron Hawkins is the President of Indiana Tube and has been with the business in leadership roles since 2006. He has continued to lead change, improve operating performance, and transition the company for growth into key market segments.

ITC began 2021 with a strong sales pipeline to deliver robust sales and profit recovery across its diversified industries.

Throughout the year, supply chain lead times were extending, raw material pricing continued rising to record-breaking levels, and the labor market was enduring the adverse effects of COVID-19. The ITC team continued its tenacious approach to overcome these ongoing challenges with strategic buying, continued pricing actions, adjusted operating schedules, and Steel Business System Improvement actions to deliver exceptional top-line recovery and the largest bottom-line earnings in its 49-year history.

12 | Page

JPS, www.jpscm.com, is a leading manufacturer of high-strength composite reinforcement fabrics, including AstroQuartz®, used for industrial applications. Our advanced composite fabrics are used in applications that range from aircraft interiors to defense, body armor, circuit boards, and surfboards.

After a successful career, Gary Wallace retired from JPS, and we appreciate his service and leadership to the company for over 42 years. As part of the JPS Leadership Succession Plan, Keith Bendyk, Chief Operating Officer, has assumed the role of President effective January 2022. Since 2001, Keith has held positions of increasing responsibility at JPS in various roles as Director Technical Services, Market Manager, Ballistics, General Manager, Advanced Materials Group, Commercial Director, and Chief Operating Officer.

While the pandemic and disruption in the aerospace markets have undeniably impacted our organization, JPS outperformed expectations in 2021 by mitigating costs, seizing new opportunities, and servicing our customers at a high level of performance. JPS aggressively secured limited raw materials in limited supply amid tremendous market upset and took the industry lead with price increases.

Kasco, www.kasco.com, is the industry leader in cutting blades and service to the meat and wood processing, retail, and institutional food industries. Our cutting-edge products include band saw blades, meat grinder plates & knives, and cutlery. We also offer a vast array of butcher supplies, seasonings, replacement parts, and repair services to grocers, food service management, and meat, seafood, deli, and bakery departments.

Cliff Gilbert is the President of Kasco. Cliff was previously the Vice President of Integration at Altra Industrial Motion. He has an extensive background in business development and an outstanding track record in driving operational efficiency.

As the COVID-19 pandemic continued into the year, the food retail & grocery market industry remained strong. Fueled by high housing construction and remodeling, lumber demand was also strong. Our manufacturing plants achieved unprecedented levels of output to meet demand. As a result, Kasco had the best year in its history in terms of revenue and profitability.

Lucas Milhaupt, www.lucasmilhaupt.com, is a global leader in brazing. Since 1942, Lucas Milhaupt has developed innovative metal joining solutions to improve process efficiencies, quality, and safety for industrial original equipment manufacturers. We serve the aerospace, automotive, power generation, electronics, medical device & component manufacturing, and the HVAC & refrigeration markets.

13 | Page

John Ashe has returned to Lucas Milhaupt as CEO. He is focused on the strategic plan moving forward and continued employee development. In 2021, Lucas Milhaupt's strategy focused on investing in and enabling growth. Lucas executed well with targeted initiatives, making meaningful changes to the business that we believe will drive long-term benefits in terms of both growth and value. Engineering talent was added in multiple disciplines, the new product pipeline was revitalized, and a Joining Center of Excellence was created in our Milwaukee facility. These investments have already started to pay off, as Lucas launched several new products during the year that have already gained adoption in the oil and automotive industries. The continued focus on solving high-value customer problems will fuel future growth.

MTE, www.mtecorp.com, designs, manufactures, and supplies power quality electromagnetic products primarily for the medical, HVAC, industrial, semiconductor, oil & gas, and agriculture industries. MTE's products are used to protect equipment from power surges, bring harmonics into compliance, and improve the efficiency of variable-speed motor drives.

We are currently evaluating candidates to lead the MTE business as we continue to reorganize. To date, we have focused on the front-end of the business, revamping the sales and marketing organizations to take advantage of favorable market trends and built a growth-oriented team. These efforts allowed MTE to grow its share in key target markets, including oil & gas, industrial manufacturing, and other segments.

MTE partnered with and brought on additional suppliers, successfully avoiding supply chain disruptions that afflicted its competition. The company also passed on multiple price increases, staying ahead of inflationary pressures.

MTI, www.mtimotion.com, designs and manufactures an innovative portfolio of custom, precision motion-control products and solutions, including high-performance motors, drives, and controllers, as well as windings, gears, and ball screws for the aerospace, defense, and industrial industries globally.

Rory J. Yanchek has been President of MTI since April 2021. Since joining MTI, Rory has rebuilt the team, focused the organization, and is developing a renewed strategy to deliver the highest-performance precision motion-control solutions to the aerospace, defense, and industrial markets.

14 | Page

Although commercial aerospace continues to face challenges, MTI's performance in its industrial and defense segments enabled the company to meet its commitments in 2021. MTI continues to invest in engineering capabilities to innovate and serve our customers with world-class precision motion-control solutions.

OMG, www.omginc.com, is a leading US manufacturer and global supplier of specialty fasteners, adhesives, tools, and related products for the commercial and residential construction markets. These products are sold through three main channels: private label, home centers, and lumberyards.

OMG celebrated its 40th anniversary in 2021 and had a solid sales and earnings year. They have built their culture on safety, respect, continuous improvement, collaboration, and communication.

Hubert McGovern has been President of OMG since 2003. Under his leadership, OMG has built its safety, respect, continuous improvement, collaboration, and communication culture.

Supply chain problems hampered both divisions (OMG Roofing Products and FastenMaster) in the steel market, and chemical supply chain disruptions impacted OMG Roofing Products. The supply chain issues were coupled with unusually strong Roofing Products demand.

The company worked hard to satisfy demand while battling substantial inflation in the raw material supplies as well as labor shortages in some areas. In OMG's FastenMaster business, the Covid demand for home renovations spiked in 2020 and continued through most of 2021.

SL Power Electronics, www.slpower.com, is a global leader in designing, manufacturing, and marketing differentiated internal and external AC/DC and DC/DC power conversion solutions for highly demanding medical, test & measurement, lighting, and industrial applications.

Shrinidhi Chandrasekharan was promoted to Interim President of SL Power in November 2021. Shri Chandrasekharan joined SL Power in 2017 and previously served as its Sr. Director of Emerging Business Unit. Previously, Shri held various general management roles at Eaton Corporation.

SL Power Electronics remained profitable but encountered some challenges in the first half of 2021, mainly as the pandemic impacted the medical segment's performance-limiting ability to recover lost ground within the calendar year. Demand from SL Power's lighting and industrial customers rebounded quickly and remained strong throughout 2021. Entering 2022, the business continues to focus on delivering the power conversion solutions to mission-critical applications and de-risking supply chain volatility.

15 | Page

THE STEEL WAY

The Steel Way is our culture. It encompasses our Core Values of Teamwork, Respect, Integrity, and Commitment, our Kids First purpose, and our dedication to providing quality products for our customers and value for our unitholders.

SteelGrow: We take our time to get to know someone when we bring them into our organization, and if a hire is not working out, we are quick to make changes to ensure our culture is maintained. We began the SteelGrow initiative to formalize employee development throughout Steel Partners. Our goal remains to identify our high-performing employees and retain and reward this best talent while using our experience to recruit more high-performing employees.

We have had significant leadership changes over the past two years. We have nine new Presidents across our 13 operating companies, with four of these leaders being promoted from within. Steel Connect also has a new leader for ModusLink. In addition, at the Corporate level, we have a new CFO. We feel that we have developed a leadership team dedicated to our success.

We are committed to promoting from within when the opportunity is right for the employee and the Company. In 2021, we promoted 358 employees into new and expanded roles, representing 41.2% of our overall hiring during this challenging year.

We continued to focus our intern program on the family members of our employees. With the continued restrictions due to the pandemic, we were proud to have 62 students join us in 2021. We had a mix of in-person and remote interns, and we look forward to expanding our program in 2022. One of the highlights for me was the intern town hall I hosted remotely on National Intern Day to talk about their future, answer questions, and offer advice.

Steel Partners CEO Summit: After almost two years of virtual meetings, we were excited to gather in person for our annual CEO Summit. Many members of our leadership team were meeting each other for the first time in person, not on a video call. However, we felt like we were finally meeting old friends, as we have all truly embraced our digital connections. Morgan Stickney attended and delivered our keynote address, and we were all inspired by her story of grit and perseverance.

16 | Page

LOOKING FORWARD

Our strategy and goals have not changed. We are dedicated to delivering quality products and services to our customers. We remain focused on reducing costs, increasing profits, and generating good returns on our invested capital. We are clearly committed to benefiting our unitholders, stakeholders, employees, and communities.

We will continue to execute our long-term strategy of repurchasing our units as long as we feel they are trading at a discount to their value, looking for additional cost reductions, especially related to overhead and administrative costs. We will also continue to utilize our net operating losses (NOLs), actively manage our pension assets and liabilities, and we will continue to evaluate the acquisition of Steel Connect, as well as other opportunistic or bolt-on acquisitions.

I want to thank all our Steel Partners employees, unitholders, and stakeholders. These past two years have reinforced our culture and emphasized that grit and perseverance are crucial to our continued success. We have all worked harder and smarter to deliver value for our customers and unitholders.

Thank you for your continued support and commitment.

Respectfully,

Warren G. Lichtenstein

17 | Page

Forward-Looking Statements

This press release and the annual letter contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect SPLP's current expectations and projections about its future results, performance, prospects and opportunities. SPLP identifies these forward-looking statements by using words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” and similar expressions. These forward-looking statements are only predictions based upon the Company's current expectations and projections about future events, and are based on information currently available to the Company and are subject to risks, uncertainties, and other factors that could cause its actual results, performance, prospects, or opportunities in 2022 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation: the continued volatility of crude oil and commodity prices; our subsidiaries' sponsor defined benefit pension plans, which could subject the Company to substantial future cash flow requirements; significant costs as a result of complying with legal and regulatory requirements, including environmental laws and regulations, restrictions on greenhouse gas emissions, banking regulations and other extensive requirements which the Company and its businesses are subject; risks associated with our wholly-owned subsidiary, WebBank, as a result of its Federal Deposit Insurance Corporation status, highly-regulated lending programs, and capital requirements; the ability to meet obligations under the Company's senior credit facility through future cash flows or financings; the risk of management diversion, increased costs and expenses, and impact on profitability in connection with the Company's acquisitions; the impact of losses in the Company's investment portfolio; the effects of rising interest rates on the Company's investments; our ability to protect our intellectual property rights and obtain or retain licenses to use others' intellectual property on which the Company relies; our exposure to risks inherent to conducting business outside of the U.S.; the impact of any changes in U.S. trade policies; the adverse impact of litigation or compliance failures on the Company's profitability; a significant disruption in, or breach in security of, our technology systems or protection of personal data; labor disputes or disruptions, as a result of vaccination policies or otherwise; economic downturns; the loss of any significant customer contracts; the material weakness identified in our internal control over financial reporting; the adverse effect of COVID-19 on business, results of operations, financial condition, and cash flows; the rights of unitholders with respect to voting and maintaining actions against us or our affiliates; potential conflicts of interest arising from certain interlocking relationships amount us and affiliates of our Executive Chairman; our dependence on the Manager and impact of the management fee on our total partners’ capital; the impact to the development of an active market for our units due to transfer restrictions in the Company's partnership agreement; our tax treatment and our subsidiaries’ ability to fully utilize their tax benefits; the loss of essential employees; and other risks detailed from time to time in filings we make with the SEC. These statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with these forward-looking statements. Investors should read carefully the factors described in the “Risk Factors” section of the Company's filings with the SEC, including the Company’s Annual Report Form 10-K for the year ended December 31, 2021, for information regarding risk factors that could affect the Company’s results. Any forward-looking statement made in this press release or the annual letter speaks only as of the date hereof, and investors should not rely upon forward-looking statements as predictions of future events. Except as otherwise required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason.

The financial data contained in this letter includes certain non-GAAP financial measurements as defined by the Securities and Exchange Commission, including "Adjusted EBITDA” and “Net Debt.” For reconciliations to the nearest GAAP measure, see our press release issued on March 10, 2022.

18 | Page